Exhibit 8.1
November 17, 2009

Winthrop Realty Trust 7 Bulfinch Place - Suite 500 Boston, MA 02114

Ladies and Gentlemen:

We have acted as your counsel in connection with your registration of common shares on the Registration Statement on Form S-3 under the Securities Act of 1933 being filed by you with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”).

In rendering this opinion, we have examined the Registration Statement and such other documents and materials as we have deemed necessary or appropriate to review for purposes of our opinion, and have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below.  In addition, in rendering this opinion, we have relied as to certain factual matters upon the statements and your representations contained in the Prospectus included in the Registration Statement (the “Prospectus”) and in the certificate provided to us by you in connection with this opinion (the “Certificate”).  We have assumed, with your permission, the accuracy of the statements and representations made in the Certificate and the Prospectus, and that you have operated and will continue to operate in the manner described in your organizational documents, the Certificate and the Prospectus.  For purposes of our opinion, we have not independently verified all of the facts and representations set forth in the Certificate, the Prospectus or any other document.  We also note that you have engaged and may engage in transactions as to which we have not provided legal advice and that we have not reviewed.  However, no facts have come to our attention that would cause us to question the accuracy of such facts and representations in a material way.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.  In rendering this opinion, we are expressing our views only as to Federal income tax law.

Based on and subject to the foregoing, it is our opinion that, under current Federal income tax law:

(1)           Commencing with your taxable year ended December 31, 2004, you were organized and have operated in conformity with the requirements for qualification as a REIT under the Code, and your current and proposed method of operation, as described in the Prospectus and as represented by you, will enable you to continue to satisfy the requirements for qualification and taxation as a REIT.

Winthrop Realty Trust
November 17, 2009

(2)           The discussion relating to tax matters under the heading “Federal Income Tax Considerations” in the Prospectus, to the extent that such discussion contains descriptions of applicable Federal income tax law, is correct in all material respects as of the date hereof.

Your qualification as a REIT will depend upon your continuing satisfaction of the requirements of the Code relating to qualification for REIT status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping.  No assurance can be given that the actual results of your operations will satisfy all such requirements for your current or future taxable years, nor does our opinion provide any assurance that your actual results of operations satisfied all such requirements for your prior taxable years.  We do not undertake to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect our conclusions set forth herein or in the Prospectus.  We have not monitored whether you actually have satisfied or will satisfy the various REIT qualification tests, and we express no opinion concerning whether you actually have satisfied or will satisfy these tests.

Our opinion relies on, and is subject to, the facts, representations and assumptions set forth herein.  Any inaccuracy or subsequent change in such facts, representations or assumptions could adversely affect our opinion.

We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement and the reference to this letter and to us under the heading “Federal Income Tax Considerations” in the Prospectus.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

By:	/s/ Jill E. Darrow
A Partner